UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2013

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 14, 2013, AEP Industries Inc. (the “Company”) will file a Form 12b-25 with the Securities and Exchange Commission regarding its Annual Report on Form 10-K for the year ended October 31, 2012. In such filing, the Company will disclose the following information regarding fiscal 2012:

The Company anticipates significant changes in its results of operations for fiscal 2012 compared to fiscal 2011, as follows:

Net sales for fiscal 2012 are expected to increase approximately $177 million, or 18%, to approximately $1,152 million from approximately $975 million for fiscal 2011. Excluding the impact of the Company’s October 14, 2011 acquisition of Webster Industries (“Webster”), the increase was the result of an increase in sales volume of 5% for fiscal 2012, combined with an increase in average selling prices. The acquisition of Webster added approximately an additional $114 million in net sales during fiscal 2012.

Gross profit and net income are expected to increase for fiscal 2012 primarily due to the acquisition of Webster, increased sales volumes and improved material margins.

The foregoing disclosure contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s anticipated results of operations. There can be no assurance that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: January 14, 2013	By:	/s/ LINDA N. GUERRERA

Linda N. Guerrera
Vice President and Controller

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